EXHIBIT 10.3


                              CONSULTING AGREEMENT
                              --------------------


         AGREEMENT entered into as of September 12, 1996, by and between Rayovac Corporation, a Wisconsin corporation ("Rayovac"), and Thomas F. Pyle, Jr. (the "Consultant").

         WHEREAS, as of the date hereof, Rayovac has completed its recapitalization pursuant to the Stock Purchase and Redemption Agreement dated this date by and among Rayovac, certain affiliates of Thomas H. Lee Company ("THL") and all of the shareholders of Rayovac, together with the consummation of senior credit facilities and bridge mezzanine debt financing; and

         WHEREAS, immediately prior to the Recapitalization, the Consultant resigned as Chairman of the Board of Directors, Chief Executive Officer and President of Rayovac; and

         WHEREAS, Rayovac may require the Consultant's special skills and services in connection with its business operations; and

         WHEREAS, the Consultant is willing to provide such skills and services to Rayovac.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Engagement. Rayovac hereby engages the Consultant for the Term (as defined below) and upon the terms and conditions herein set forth to provide consulting services to Rayovac, as reasonably requested by Rayovac. In consideration of the remuneration herein specified, the Consultant accepts such engagement and agrees to perform the services specified herein.

         2. Term. The engagement hereunder shall be for a term commencing on the date hereof and expiring at such time as the Consultant is no longer entitled to a Consulting Fee (as defined below) pursuant to Section 4.1 (the "Term"). Upon expiration of the Term, all obligations as b the parties (except for outstanding



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reimbursements under Section 4.2) shall be without recourse to one another under this Agreement.

         3. Services to be Performed. So long as Rayovac provides the Consultant with reasonable notice, the Consultant shall make himself available for brief consultations or brief assignments by telephone or in Madison, Wisconsin or in the general area where he is at that time locate However, no precise number of hours is to be devoted by the Consultant on a monthly basis for such services.

         4. Compensation; Expense Reimbursement.

         4.1 In consideration of the consulting services hereunder, Rayovac shall pay the Consultant an annual fee (hereinafter, the "Consulting Fee") equal to $200,000, which Consulting Fee shall be paid in equal monthly installments each year, to be paid monthly in arrears; provided, however, that Rayovac's obligation to pay the Consulting Fee pursuant to this Section 4.1 shall exist only so long as (i) THL or an affiliate of THL is also receiving a Consulting Fee from Rayovac (the "THL Consulting Fee") and (ii) the Consultant (a) is subject to the non-competition provisions set forth in the Confidentiality, Non-Competition, No-Solicitation and No-Hire Agreement between the parties dated this date or (b) retains at least 5% of the outstanding capital stock of Rayovac (on a fully diluted basis); and provided further, that if the THL Consulting Fee is reduced and such reduction is not otherwise provided to THL through other means or increased, the Consulting Fee shall be reduced or increased on a pro-rata basis.


         4.2 Rayovac shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with services to be provided by the Consultant hereunder, including, without limitation, reasonable travel, lodging and similar out-of-pocket costs reasonably incurred by him connection with or on account of his performance of services for Rayovac hereunder. Reimbursement shall be made only upon presentation to Rayovac by the Consultant of reasonably itemized documentation therefor. Rayovac shall pay the Consultant $1,000 per hour for any services which require travel other than within the general area where Consultant is at that time located or to Madison, Wisconsin. Notwithstanding the

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foregoing, the Consultant shall not be required to return to Madison to perform any such services.


         5. Indemnification. In addition to its agreements and obligations under this Agreement, Rayovac agrees to indemnify and hold harmless the Consultant from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or a out of the performance by the Consultant of services hereunder, and to reimburse the Consultant and any other such indemnified person for reasonable out-of-pocket legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant's performance under this Agreement (whether or not such indemnified person is a named party in such proceeding); provided, however, that Rayovac shall not be responsible under this Section 5 for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined to result from actions taken by the Consultant (or such other indemnified person) due primarily to the Consultant's (or such other indemnified person's) gross negligence or willful misconduct.

         6. Notice. All notices hereunder, to be effective, shall be in writing and shall be mailed by certified mail, postage prepaid as follows:

         (i) If to Rayovac:

               601  Rayovac Drive
               Madison, WI 53711-2497
               Attention: President

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         (ii) If to the Consultant:

               415  Farwell Drive
               Madison, WI 53704

         7. Modifications. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing by the parties.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned by either party without the prior written consent of the other.

         9. Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

         10. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

         11. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                          RAYOVAC CORPORATION



                                          By /s/ Warren C. Smith, Jr.
                                             ------------------------------
                                          Name:  Warren C. Smith, Jr.
                                          Title: Director


                                          CONSULTANT:


                                          /s/ Thomas F. Pyle, Jr.
                                             ------------------------------
                                          Thomas F. Pyle, Jr.


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